FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Sales for Its Second Fiscal Quarter Ending March 31, 2007

Canton, Mass., (April 5, 2007) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) today announced sales results for its second fiscal quarter ended March 31, 2007.

Total revenue from continuing operations for the quarter decreased 12% to $139 million compared to $158 million in the same period last year. Comparable store sales, including and excluding sales from the recently announced 49 closing stores, decreased 13%.

“Our revenue in all our 153 stores reflects both the growth in flat panel televisions and the steep decline in the projection television business that we have now experienced for three consecutive quarters,” said Tweeter President and CEO Joe McGuire. “In the flat panel business, we have continued to have good unit lift year over year, selling 25,000 sets this year compared to 20,000 sets last year for the quarter, a 25% increase in units sold. Revenue for our on-wall television business is up 1.5% to $55.4 million, compared to $54.6 million last year. The category has gone from 32% of our mix to 37% on a year over year basis.”

“On the other hand, our projection-based technology business has suffered a 44% decline in revenue, almost matching the decline we reported for both the December and September quarters,” continued McGuire. “The category delivered $17 million of revenue for the March quarter, compared to $30.6 million for the same period last year. As part of our sales mix, it went from 18% of revenue for the quarter last year, to 11% this year.”

“We have also been carefully managing our inventory reduction, particularly in the area of projection television,” said McGuire. “Year over year, our inventory level is down approximately $36 million, $16 million of which is projection television. We believe that this aggressive reduction, while appropriate under the circumstances, contributed to our comp sales decline.”

McGuire added, “While our customers clearly embraced on-wall televisions, we continued to see a difference between competing flat panel technologies. LCD continued to grow market share with a 65% lift in the March quarter, selling 16,600 sets compared to 10,100 for the same period last year. Our number of plasma units sold in the second quarter dropped 12% to 8,700 compared to 9,900 sets last year. The average selling price for plasma was down 27% to $2,600 this year, compared to $3,600 last year.”

“Our car business is down 20% for the March quarter, with $11.5 million in revenue this year compared to $14.4 million last year,” said McGuire. “Although we are pleased with an increase in our portable navigation business, we are disappointed with the large year over year declines in the mobile category.”

“We are encouraged by the growth of our audio category sales mix, led by receiver sales, as well as with the on-going success of our installation and services business,” continued McGuire. “Revenue for our home labor business is $10.4 million. The category has gone from 6.3% of our mix for the second quarter last year, to 7.0% of our mix this year.”

McGuire concluded, “As we announced two weeks ago, we are in the process of closing 49 stores and exiting several regions of the country as part of a restructuring plan with a long-term goal of eliminating unprofitable stores and focusing our efforts on better-performing regions.”

The Company plans to release earnings for the quarter on Thursday, May 10, 2007 at 7:30AM EST. A conference call to discuss the release will be held at 10:30 AM EST that same day. The press release will be available for viewing or download at the Company’s investor relations website, www.twtr.com, after 8:00 AM on Thursday, May 10, 2007. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Thursday, May 17, 2007 at 11:59 PM EST. The call can also be downloaded as an MP3 file from the Company’s investor relations website as of 12:00 PM EST on Friday, May 11, 2007.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979.

The Company operates 153 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Southern California, Phoenix and Las Vegas. Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

# # #

Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including the risks that the growth in flat panel televisions will not continue, that customers will not continue to embrace the 1080P technology in large LCD flat panels, that a planned reduction in our staff will not result in hoped-for cost savings, and that our restructuring will not proceed as planned, will not result in hoped-for savings, or will result in higher than anticipated charges to our earnings, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risk that we will not have sufficient capital to fund our business operations and will be unable to obtain any necessary financing, and those risks referred to in Tweeter’s Current Report on Form 8-K filed on March 23, 2007 and its Annual Report on Form 10-K filed on December 21, 2006 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.